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PIMCO Municipal Income Fund

PIMCO California Municipal Income Fund

PIMCO New York Municipal Income Fund

PIMCO Municipal Income Fund II

PIMCO California Municipal Income Fund II

PIMCO New York Municipal Income Fund II

PIMCO Municipal Income Fund III

PIMCO California Municipal Income Fund III

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PIMCO Municipal Closed-End Funds ISS Discussion December 2018

Executive summary PIMCO and the Board have a fiduciary duty to act in the best interest of the Funds and all of the Funds’ shareholders. The Board and PIMCO, in carrying out their fiduciary duty, have overseen a suite of funds that we believe lead the industry in delivering value for shareholders At each quarterly meeting, PIMCO and the Board review available leverage alternatives. We believe that maintaining the Funds’ outstanding ARPS has been in the best interest of the Funds ARPS currently are the most attractive financing source to the Funds given ARPS’ permanent nature, less restrictive covenants than certain alternatives, and attractive rates The greater maintenance of ARPS in the Funds relative to peers has contributed to strong peer-relative distribution yields, NAV performance, and trading premiums, as further set forth in the appendix to this presentation PIMCO has only recommended that the Board approve a tender offer for ARPS when it determined it would be in the best interest of a fund, without taking into account potential business pressure to tender

Executive summary Each Fund recently offered all holders of ARPS, including Dryden, the opportunity to tender up to 100% of their ARPS at a price that PIMCO and the Board believe to be fair value (85% of the ARPS’ liquidation preference) PIMCO and the Board believe the discounted price was sufficiently accretive to NAV to compensate for the loss of the valuable permanency and other benefits of ARPS as compared to available leverage alternatives A significant holder of each Fund’s ARPS committed to tendering 100% of its ARPS at this price Dryden chose not to participate The ARPS market is no longer completely illiquid. Dryden bemoans the lack of a liquid market; however, Dryden purchased its ARPS in the secondary market at substantially discounted prices Each Trustee, including a preferred share Trustee, has a fiduciary duty to act in the best interests of a Fund and all shareholders

The Dryden nominee is not necessary to ensure that the Board focus on leverage alternatives for the Funds At each quarterly meeting, the Board reviews the Funds’ available leverage alternatives, taking into account Fund performance, PIMCO’s interest rate outlook, and advantages and disadvantages of the various alternatives. The Trustees and PIMCO have and will continue to closely monitor the Funds’ leverage and actively consider alternative primary forms of financing that are in the best interests of Funds and all of their shareholders Although elected by the holders of preferred shares, the preferred share Trustees are obligated as a legal matter to act as a fiduciary to each Fund as a whole and not act exclusively in the interests of preferred shareholders Accordingly, if elected as a Trustee, the Dryden nominee could not, consistent with its fiduciary duty, endorse a tender offer for ARPS that would be detrimental to a Fund Over the past several years, upon PIMCO’s recommendation the Board has approved, when determined to be in the best interest of a fund as a whole, tender offers of ARPS for each PIMCO-sponsored fund that had ARPS outstanding that the Board oversees It is clear that the Board has taken action to approve tender offers of ARPS when appropriate for a fund, thereby offering liquidity to ARPS holders. Election of Dryden’s nominee would not impact the focus the Board already places on reviewing available leverage alternatives to ARPS For these reasons, we do not believe that the Dryden nominee is necessary to ensure the Board focuses on the Funds’ use of leverage, as PIMCO and the Board have consistently monitored the marketplace for alternative financing sources for the Funds that would result in additional liquidity for ARPS holders while being consistent with the best interests of the Funds

Appendix

PIMCO's municipal closed-end funds have delivered strong returns relative to peers and market benchmarks

	1 Yr		3 Yr		5 Yr	
	Return	Quintile	Return	Quintile	Return	Quintile
California Municipal Income Fund	-0.23	1	3.64	1	7.18	1
California Municipal Income Fund II	-0.94	2	3.48	1	7.88	1
California Municipal Income Fund III	-0.65	1	3.72	1	7.42	1
Bloomberg Barclays CA Municipal Bond Index	-0.47		1.83		3.46	
Lipper California Municipal Debt Funds Median	-2.14		2.06		5.00	
Municipal Income Fund	0.09	1	3.85	1	7.67	1
Municipal Income Fund II	1.08	1	4.30	1	7.55	1
Municipal Income Fund III	0.52	1	4.68	1	8.68	1
Bloomberg Barclays Municipal Bond Index (national index)	-0.51		1.90		3.25	
Lipper General & Insured Municipal Debt (Leveraged) Median	-1.22		2.56		5.80	
New York Municipal Income Fund	-1.87	2	3.33	1	7.17	1
New York Municipal Income Fund II	-0.48	1	3.71	1	7.68	1
Bloomberg Barclays NY Municipal Bond Index	-0.88		1.69		3.10	
Lipper New York Municipal Debt Funds Median	-2.28		2.19		5.03	

As of 31 October 2018. Source: PIMCO, Lipper. Performance quoted represents past performance. An investment in a fund involves risk, including loss of principal. Past performance is not a guarantee or a reliable indicator of future results. Current performance may be lower or higher than performance shown. Returns are calculated by determining the percentage change in NAV or market price (as applicable) in the specific period. The calculation assumes that all dividends and distributions, if any, have been reinvested. Performance at market price will differ from results at NAV. All periods longer than one year are annualized. Although market price returns typically reflect investment results over time, during shorter periods returns at market price can also be influenced by factors such as changing views about the fund, market conditions, supply and demand for the fund's shares or changes in fund dividends and distributions. Additional information regarding a fund can be found in its most recent shareholder report. This material is presented only to provide information and is not intended for trading purposes.

PIMCO

4

Appendix PIMCO’s municipal closed-end funds have had higher distribution yields than peer medians   NAV Distribution Yield California Municipal Income Fund 7.02 California Municipal Income Fund II 5.18 California Municipal Income Fund III 5.79 Lipper California Municipal Debt Funds Median 4.09 Municipal Income Fund 5.89 Municipal Income Fund II 6.81 Municipal Income Fund III 6.41 Lipper General & Insured Municipal Debt (Leveraged) Median 4.89 New York Municipal Income Fund 6.12 New York Municipal Income Fund II 5.79 Lipper New York Municipal Debt Funds Median 4.04 As of 31 October 2018. Source: PIMCO, Lipper. The information shown is historical. A Fund’s distribution rate may be affected by numerous factors, including changes in realized and projected market returns, fund performance and other factors. There can be no assurance that a chance in market conditions or other factors will not result in a change in a fund’s distribution rate at a future time. It is important to note that differences exist between a Fund’s daily internal accounting records and practices, a Fund’s financial statements prepared in accordance with U.S. GAAP, and recordkeeping practices under income tax regulations. It is possible that a Fund may not issue a Section 19 Notice in situations where the Fund’s financial statements prepared later and in accordance with U.S. GAAP and/or the final tax character of those distributions might later report that the sources of those distributions included capital gains and/or a return of capital. Please see the Funds’ most recent shareholder reports for more details. This material is presented only to provide information and is not intended for trading purposes.

Appendix PIMCO’s municipal closed-end funds have traded better than peers in the secondary market As of 31 October 2018. Source: PIMCO, Morningstar. The data quoted represents historical data. As with any stock, the price of the funds’ common shares will fluctuate with market conditions and other factors. Shares of closed-end funds frequently trade at a price that is less than (a “discount”) or more than (a “premium”) their net asset value. If the fund’s shares trade at a premium to net asset value, there is no assurance that any such premium will be sustained for any period of time and will not decrease, or that the shares will not trade at a discount to net asset value thereafter. This material is presented only to provide information and is not intended for trading purposes. Average Premium/Discount PIMCO Municipal CEFs 6.5% Municipal CEF Universe ex-PIMCO -3.4%